As filed with the United States Securities and Exchange Commission on February 25, 2021.
Registration No. 333-253203

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sandbridge X2 Corp.
(Exact name of registrant as specified in its charter)

Delaware	6770	86-1544667
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

725 5th Ave, 23rd Floor
New York, NY 10022
(212) 292-7870
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ken Suslow, Chief Executive Officer
Sandbridge X2 Corp.
725 5th Ave, 23rd Floor
New York, NY 10022
(212) 292-7870
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul D. Tropp, Esq. Emily J. Oldshue, Esq. Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036 (212) 596-9000	Frank Lopez, Esq. Jonathan Ko, Esq. Paul Hastings LLP 200 Park Avenue New York, NY 10166 (212) 318-6800

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one share of Class A common stock, $0.0001 par value, and one-third of one redeemable warrant(2)	23,000,000 Units	$10.00	$230,000,000	$25,093
Shares of Class A common stock included as part of the Units(3)	23,000,000 Shares	—	—	—	(4)
Redeemable warrants included as part of the Units(3)	7,666,667 Warrants	—	—	—	(4)
Class A common stock underlying redeemable warrants(3)	7,666,667 Shares	$11.50	$88,166,671	$9,619
Total			$318,166,671	$34,712(5)
(1)	Estimated solely for the purpose of calculating the registration fee.
(2)
Includes 3,000,000 units, consisting of 3,000,000 shares of Class A common stock and 1,000,000 redeemable warrants, that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)
Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g).
(5)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Sandbridge X2 Corp. is filing this Amendment No. 1 to its registration statement on Form S-1 (File No. 333-253203) to file exhibits to the Registration Statement as indicated in Item 16 in the index to exhibits. Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16(a) of Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits. The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement
3.1*	Certificate of Incorporation
3.2*	Form of Amended and Restated Certificate of Incorporation
3.3*	Bylaws
4.1*	Specimen Unit Certificate
4.2*	Specimen Class A Common Stock Certificate
4.3*	Specimen Warrant Certificate (included in Exhibit 4.4)
4.4*	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant
5.1*	Opinion of Ropes & Gray LLP
10.1*	Form of Letter Agreement among the Registrant, Sandbridge X2 Holdings LLC and each of the initial stockholders of the Registrant and the other signatories thereto
10.2*	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant
10.3*	Founder Shares Subscription Agreement, dated January 25, 2021, between the Registrant and Sandbridge X2 Holdings LLC
10.4*	Form of Warrant Purchase Agreement between the Registrant and certain security holders
10.5*	Form of Registration and Stockholder Rights Agreement between the Registrant and certain securityholders
10.6*	Form of Indemnification Agreement
10.7*	Promissory Note issued in favor of Sandbridge X2 Holdings LLC, dated January 25, 2021
10.8*	Form of Administrative Services Agreement
23.1*	Consent of WithumSmith+Brown, PC
23.2*	Consent of Ropes & Gray LLP (included in Exhibit 5.1)
99.1*	Consent of Domenico De Sole, Director Nominee
99.2*	Consent of Jamie Weinstein, Director Nominee
99.3*	Consent of Ramez Toubassy, Director Nominee
*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 25th day of February, 2021.

SANDBRIDGE X2 CORP.

By:	/s/ Ken Suslow
Name: Ken Suslow
Title: Chief Executive Officer

Signature	Title	Date
/s/ Ken Suslow	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	February 25, 2021
Ken Suslow

/s/ Richard Henry	Chief Financial Officer (Principal Financial and Accounting Officer)	February 25, 2021
Richard Henry